April 30, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20002

Re:	Post-Effective Amendment No. 41to the Registration Statement on Form N-1A of The Wright Managed Equity Trust (the “Trust”) File Nos. 2-78047; 811-3489 (“PEA no. 41”)

Dear Gentlemen:

Wilmer Cutler Pickering Hale and Dorr LLP hereby consents to the incorporation by reference into PEA no. 41 of its opinion, dated April 7, 1998, filed with the Securities and Exchange Commission on April 29, 1998, as exhibit no. 10 to post-effective amendment no. 23 to the Trust’s registration statement on Form N-1A.

This consent may not be used for any purpose other than as set forth above without our further consent.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:           /s/ Leonard A. Pierce, Esq.
      Leonard A. Pierce, Esq., a Partner